EXHIBIT 21.1

LIST OF SUBSIDIARIES

As of December 28, 2012

Interline Brands, Inc.	New Jersey
IBI Merchandising Services, Inc.	Delaware
Wilmar Financial, Inc.	Delaware
Wilmar Holdings, Inc.	Delaware
Glenwood Acquisition LLC	Delaware
JanPak, Inc.	West Virginia
JanPak of Texas, Inc.	Texas
JanPak of South Carolina, Inc.	South Carolina
Zip Technology, Inc.	West Virginia
JanPak Clean Solutions, Inc.	West Virginia
Barnett of the Caribbean, Inc.	Puerto Rico
Sexauer Ltd.	Ontario, Canada
Interline Brands Hong Kong Limited	Hong Kong, China
Interline Brands International Trading (Shenzhen) Co., Ltd.	Shenzhen, China